Exhibit 8.1

Cira Centre 2929 Arch Street Philadelphia, PA 19104-2808 +1 215 994 4000 Main +1 215 994 2222 Fax www.dechert.com

January 10, 2013

CorpBanca

Rosario Norte 660

Las Condes

Santiago, Chile

Ladies and Gentlemen,

As U.S. tax counsel to CorpBanca, a sociedad anónima organized under the laws of the Republic of Chile (the “Bank”) in connection with the preparation and filing of the preliminary prospectus supplement relating to the issuance and sale by the Bank of US$800 million aggregate principal amount of 3.125% senior notes due 2018 (the “Notes”) dated January 3, 2013 with the Securities and Exchange Commission (the “Commission”) together with the base prospectus supplement dated April 14, 2011 (the “Base Prospectus” and collectively, the “Preliminary Prospectus”), and the final prospectus supplement relating to the Notes dated January 11, 2013 together with the Base Prospectus (the “Final Prospectus” and together with the Preliminary Prospectus, the “Prospectus”), we hereby confirm to you that the discussion set forth under the heading “Tax Considerations—U.S. Federal Income Tax Considerations” in the Prospectus is accurate in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Current Report to be incorporated by reference in the Bank’s Registration Statement on Form F-3 (File No. 333-173509) as Exhibit 8.1 thereto. In giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP